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USB UNION STATE BANK                                                Exhibit 99.1
              100 DUTCH HILL ROAD - ORANGEBURG, NY 10962 - (914) 365-4600

                                                                    FOR RELEASE
                                                                    TO THE PRESS

FOR IMMEDIATE RELEASE             Contact:   Steven T. Sabatini
                                             Senior Executive V.P.&
                                             Chief Financial Officer
                                             U.S.B. Holding Co., Inc.
                                             (914) 365-4615

                                             Harry G. Murphy
                                             Vice President and Secretary
                                             Tappan Zee Financial, Inc.
                                             (914) 631-0344

                      U.S.B. HOLDING CO., INC. TO ACQUIRE
                           TAPPAN ZEE FINANCIAL, INC.

         ORANGEBURG, NY, MARCH 6, 1998 - U.S.B. Holding Co., Inc. (AMEX - UBH) ("USB") which is the holding company for Union State Bank, its principal subsidiary, and Tappan Zee Financial, Inc. ("Tappan Zee"), the parent company of Tarrytowns Bank FSB, jointly announced today that they have signed a definitive agreement pursuant to which they will enter into a business combination. The transaction is intended to be a tax free exchange of common shares and will be accounted for as a pooling of interests. Tappan Zee will be merged into USB and Tarrytowns Bank FSB will operate as a wholly-owned subsidiary of USB.

         Under the terms of the agreement each Tappan Zee shareholder will receive USB common stock that is anticipated to have a value of $22.00 per share for each Tappan Zee share. The exchange ratio will be finalized after all regulatory approvals are received. The minimum exchange ratio will be .88 USB shares for each Tappan Zee share if USB's common stock has a value of $25.00 per share, or higher, and subject to the exception below, the maximum exchange ratio will be 1.24 USB shares for each Tappan Zee share if USB's common stock has a value of $17.75, or lower. If USB's common stock has a value of between $17.75 and $25.00 per share, the Exchange Ratio will be established to provide a value to Tappan Zee shareholders of $22.00 per share. If USB's common stock falls below $15.00 per share, Tappan Zee will have the right to terminate the transaction subject to USB's right to adjust the exchange ratio so as to assure Tappan Zee shareholders receive a value of $18.60 per Tappan Zee share. USB's closing price per common share on March 6, 1998, was $22.25 per share. At the current market price, each Tappan Zee share would be exchanged for 0.99 shares of USB common stock. The total value of the transaction is approximately $33.8 million which represents 1.51 times Tappan Zee's current book value, and a premium of 14% over Tappan Zee's current market price.
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         As of December 31, 1997, USB had approximately $1 billion in assets and operates 20 branches in Rockland and Westchester Counties, New York.
Tappan Zee has approximately $126 million in assets and operates one branch in the Village of Tarrytown, Westchester County, New York. Had the business combination occurred as of December 31, 1997, USB would have had approximately $1.15 billion in assets. After an acquisition charge of approximately $3 million to $3.5 million (net of tax) in 1998, the transaction is expected to be accretive to earnings per share in 1999.

         Thomas E. Hales, Chairman of the Board, President & Chief Executive Officer of USB, commented that he is pleased with this acquisition as it continues USB's expansion into the very important Westchester County marketplace. It also brings into the USB franchise an important institution that has been in business in Tarrytown for more than 100 years. Stephen C. Byelick, President and Chief Executive Officer of Tappan Zee, noted, "USB makes an ideal partner for us since their focus is Rockland and Westchester Counties with a significant presence in our service area. This clearly benefits our customers, our stockholders and our community."

         The acquisition is contingent upon the satisfaction of necessary bank regulatory approvals, the approval of the shareholders of Tappan Zee and other customary conditions. The parties anticipate that the merger will be consummated in the third quarter of 1998.

         In connection with the merger agreement, Tappan Zee has granted USB an option, exercisable under certain circumstances, to purchase 294,000 shares, or 19.9%, of Tappan Zee's currently outstanding common stock.



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